As filed with the Securities and Exchange Commission on August 13, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	02-0381573
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, no par value	New York Stock Exchange

If this form relates to the registration of a class of

securities pursuant to Section 12(b) of the Exchange

Act and is effective pursuant to General Instruction

A.(c), please check the following box. ☒

If this form relates to the registration of a class of

securities pursuant to Section 12(g) of the Exchange

Act and is effective pursuant to General Instruction

A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None.

(Title of Class)

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

We are filing this Form 8-A/A to update the description of our common stock in connection with the listing of our common stock on the New York Stock Exchange, effective August 21, 2008.

Description of Common Stock

General

The following is a description of our common stock. This description is not complete, and we qualify this description by referring to our Articles of Incorporation, as amended (the “Articles of Incorporation”), our By-Laws (the “By-Laws”), which we incorporate by reference in this Form 8-A/A, and the laws of the State of New Hampshire.

Our Articles of Incorporation authorize us to issue 8,000,000 shares of common stock, no par value. Subject to receipt of the necessary approval of our shareholders at a special meeting called for September 10, 2008, we intend to file an amendment to our Articles of Incorporation to increase our authorized shares of common stock to 16,000,000 shares.

Dividend Rights

Under our Articles of Incorporation, holders of our common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors. We may pay dividends on our common stock from any funds, property or shares legally available for such purpose.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters requiring approval of holders of our common stock. Holders of common stock have the exclusive right to vote for the election of directors and for any other purpose or any other subject and to be represented at and to receive notice of any meeting of shareholders. Holders of our common stock do not have cumulative voting rights.

Board of Directors Classification

Our Board of Directors is divided into three classes, each class to be as nearly equal in number as possible as determined by the Board of Directors, with a minimum of nine directors total, and maximum of 15 directors total. The terms of the directors in each class will expire in successive years. Directors are elected by ballot for a term of three years. Vacancies on our Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office.

Preemptive Rights

The holders of our common stock have no preemptive rights to purchase additional shares of common stock or any other of our securities.

Liquidation Rights

In the event that we are liquidated, after payment of our debts and liabilities, the holders of our common stock are entitled to share equally in the balance of our remaining assets, if any.

Preferred Shares

We are not authorized to issue any shares of preferred stock.

Provisions of Our Articles of Incorporation and By-Laws That Could Delay or Prevent a Change in Control

Certain provisions in our Articles of Incorporation and By-Laws may delay or make more difficult unsolicited acquisitions or changes of control of Unitil. We believe that such provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in the best interest of Unitil and our shareholders.

The provision in our Articles of Incorporation relating to classification of the Board could have the effect of making it difficult and time-consuming to change majority control of the Board. Such a change in control could take up to two annual meetings of shareholders to effect. As a result, this provision could perhaps limit the vulnerability of Unitil to an unsolicited proposal to acquire Unitil or its assets. Takeovers which are proposed and effected without prior consultation and negotiation with management are not necessarily detrimental to a company and its shareholders. The difficulties, if any, which may exist in effecting a surprise change in control of Unitil’s Board of Directors could benefit Unitil by protecting the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited takeover proposal.

Our Articles of Incorporation provide that shares of common stock when duly authorized may be issued from time to time for such consideration as may be fixed by the Board of Directors. Under the laws of the State of New Hampshire and our Articles of Incorporation and By-Laws, we can issue additional shares of common stock without further approval of our shareholders; however, the New York Stock Exchange requires that we obtain shareholder approval for certain issuances of common stock in excess of 20% of the amount outstanding prior to the issuance.

Our By-Laws require advance notice for annual and special meetings, which notices are always required to state the purposes for which the meetings are called.

We are a public utility holding company under the laws of the State of New Hampshire. Section 374:33 of the New Hampshire Revised Statutes provides that no public utility or public utility holding company may directly or indirectly acquire more than 10 percent of the stocks or bonds of another public utility holding company incorporated or doing business in the State of New Hampshire, without the approval of the Public Utilities Commission of New Hampshire.

Item 2. Exhibits

Exhibit No:	Description of Exhibit	Reference
3.1	Unitil Corporation’s Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-14, No. 2-93769

3.2	Unitil Corporation’s Articles of Amendment to the Articles of Incorporation	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991

3.3	Unitil Corporation’s By-Laws, effective April 30, 1992	Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8, No. 333-73327

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Unitil Corporation
(Registrant)

Date	August 13, 2008	By:	/s/ Mark H. Collin
(Signature)

Name: Mark H. Collin Title: Senior Vice President, Chief Financial Officer and Treasurer

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